UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
December 7, 2006
BIOPURE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-15167	04-2836871
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)
11 HURLEY STREET
CAMBRIDGE, MA 02141
(Address of principal executive offices and zip code)
(617) 234-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
     Biopure Corporation (the “Company”) announced today that it has priced the sale of 25,000,000 shares of Class A common stock and 25,000,000 associated warrants at $0.64 per share and associated warrant in an underwritten public offering. The shares and warrants will be offered to the public pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-138049), as amended (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on December 7, 2006.
     Each investor will receive a warrant to purchase one share of the Company’s Class A common stock, at an exercise price of $0.80 per share, for each share of Class A common stock purchased. The Company expects to receive net proceeds of approximately $14,432,000 million (or $16,688,000 million if the underwriters exercise their over-allotment option in full), which the Company intends to use for general corporate and working capital purposes.
     Dawson James Securities, Inc. will serve as the underwriter for the offering pursuant to an underwriting agreement between the Company and the underwriter, the form of which was filed as Exhibit 1.1 to Pre-Effective Amendment No. 1 to the Registration Statement filed with the Commission on November 15, 2006. The Company has granted the underwriter a 45-day option to purchase an additional 3,750,000 shares and 3,750,000 associated warrants from the Company to cover over-allotments incurred in the offering, if any.
     The full text of Company’s press release announcing the pricing of the offering is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release issued by the Company on December 8, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPURE CORPORATION
Date: December 7, 2006	By:	/s/ Francis H. Murphy
		Name:	Francis H. Murphy
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Biopure Corporation on December 8, 2006